Exhibit 10.1
AMENDED AND RESTATED
SENIOR MANAGEMENT AGREEMENT
BY AND BETWEEN
HURON CONSULTING GROUP INC.
AND
JAMES H. ROTH

SENIOR MANAGEMENT AGREEMENT
     AMENDED AND RESTATED SENIOR MANAGEMENT AGREEMENT (the “Agreement”), effective as of July 30, 2009 (the “Effective Date”), by and between Huron Consulting Group Inc., a Delaware corporation (“Huron”), and James H. Roth (“Executive”).
PRELIMINARY RECITALS
     A. WHEREAS, Huron and its affiliates are engaged in the business of providing diversified business consulting services (the “Business”). For purposes of this Agreement (except where the context contemplates otherwise), the term the “Company” shall include Huron, its subsidiaries and assignees and any successors in interest of the Company and its subsidiaries; and
     B. WHEREAS, Huron Consulting Services LLC (formerly known as Huron Consulting Group LLC) and Executive previously entered into a Senior Management Agreement effective as of May 15, 2002, as amended by a First Amendment to Senior Management Agreement effective as of the closing of the Company’s initial public offering (collectively, such Senior Management Agreement and First Amendment are referred to as the “Prior Agreement”); and
     C. WHEREAS, the Prior Agreement was amended effective as of June 13, 2008 to reflect changes required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);
     D. WHEREAS, the Company currently employs Executive and desires to continue to employ Executive from and after the Effective Date, and Executive desires to continue to be so employed by the Company, as set forth herein, and the parties desire to amend and restate the Prior Agreement, as amended, as set forth below, which amendment and restatement is intended to incorporate all prior amendments into one document and to make other technical and conforming changes.
     NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Employment.
          1.1 Title and Duties. The Company agrees to continue to employ Executive, and Executive agrees to accept such continuing employment with the Company, as Chief Executive Officer for the Employment Period, in accordance with the terms and conditions of this Agreement. During the Employment Period, Executive shall (a) have such responsibilities, duties and authorities as are customarily assigned to such position and shall render such services or act in such capacity for the Company and its affiliates as the Board of Directors of the Company (the “Board”) shall from time to time direct, and (b) shall report to the Board. Executive shall perform the duties and carry out the responsibilities assigned to him, to the best of his ability, in a trustworthy and businesslike manner for the purpose of advancing the business of the Company and its affiliates. Executive shall engage in travel as reasonably required in the performance of Executive’s duties. Executive acknowledges that Executive’s duties and responsibilities hereunder will require Executive’s full business time and effort and agrees that, during the Employment Period, Executive will not engage in any other business activity or have any business pursuits or interests which materially interfere or conflict with the performance of Executive’s duties hereunder; provided that Executive may, with the approval of the General Counsel and the Board, serve on the board of other corporations or charitable organizations and engage in charitable activities, community affairs, and teaching. Executive shall become a member of the Board as of November 3, 2009.
          1.2 Employment Period. The employment of Executive under this Agreement shall continue from and after the Effective Date and shall continue through the third anniversary of the Effective Date (the “Initial Period”). Commencing on the third anniversary of the Effective Date and on each anniversary thereafter, the employment of Executive under this Agreement shall automatically renew and extend for an additional year, unless one of the parties shall deliver to the other sixty (60) days’ advance written notice of the cessation of such automatic renewal. “Employment Period” shall mean the Initial Period and any automatic extensions of Executive’s employment under this Agreement. Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination prior to the date of expiration thereof pursuant to this Section 1.2 and Sections 1.3, 1.4 and 1.5.
          1.3 Termination Upon Death. If Executive dies during the Employment Period, Executive’s employment shall automatically terminate on the date of Executive’s death.
          1.4 Termination by the Company.
     (a) The Company may terminate Executive’s employment hereunder upon written notice to Executive as described in Section 10.5. Such termination shall be effective upon the date notice of such termination is given pursuant to Section 10.5 unless such notice shall otherwise provide.
     (b) For purpose of this Agreement, “Cause” means the occurrence of any of the following events, as determined in the reasonable good faith judgment of the Board:
     (i) the failure of Executive to perform Executive’s material duties (unless such failure relates to any disability, sickness or injury of Executive) which failure continues for twenty (20) days after the Company has given written notice to Executive specifying in reasonable detail the manner in which Executive has failed to perform such duties and affording opportunity to cure;
     (ii) commission by Executive of an act or omission (A) constituting (x) a felony, (y) dishonesty with respect to the Company or (z) fraud, or (B) that (x) could reasonably be expected to adversely and materially affect the Company’s business or reputation, or (y) involves moral turpitude;
     (iii) the breach, non-performance or non-observance of any of the material terms of this Agreement (other than a breach, non-performance or non-observance described in clause (i) of this Section 1.4(b)), or any other agreement to which Executive and the Company are parties, by Executive, if such breach, non-performance or non-observance shall continue beyond a period of twenty

(20) days immediately after written notice thereof given by the Company to Executive; or
     (iv) any breach, non-performance or non-observance of any of Sections 6.3, 6.4, 6.5 or 6.6 of this Agreement; provided, that if such conduct occurs while Executive is employed hereunder, the Company shall allow Executive an opportunity for a hearing before the Board prior to any termination of Executive for Cause.
     (c) Executive shall be deemed to have a “Permanent Disability” for purposes of this Agreement if Executive is eligible to receive benefits under the Company’s long-term disability plan then covering Executive.
          1.5 Termination by Executive. Except as otherwise provided herein, Executive shall give sixty (60) days’ notice to the Company prior to the effectiveness of any resignation of Executive’s employment with the Company. If, (a) the Company (i) gives notice to Executive that, during the Employment Period, Executive’s primary location of employment with the Company will change to a location that is more than seventy-five (75) miles from Executive’s primary location of employment with the Company in Chicago, Illinois, (ii) materially breaches this Agreement, (iii) materially reduces Executive’s Base Salary (as defined below) or target cash compensation for a year, (iv) materially diminishes Executive’s position, title, duties or responsibilities with the Company, or (v) executes a binding agreement committing the Company to a Change of Control (as defined below) without also committing legally and announcing publicly that Executive shall become the Chief Executive Officer of the ultimate parent company surviving the Change of Control, (b) within sixty (60) days following the occurrence of one of the events described in Section 1.5(a), Executive provides notice to the Company that he intends to resign his employment as a result of such event, (c) the Company does not cure such event within the thirty (30) day period following notice from Executive, and (d) Executive resigns his employment within thirty (30) days following the end of the cure period, then Executive’s employment shall be considered to be on account of “Good Reason”.
     2. Compensation.
          2.1 Base Salary. As consideration for the services of Executive hereunder, the Company shall pay Executive an annual base salary of $800,000 (the “Base Salary”), payable in accordance with the Company’s customary payroll practices as in effect from time to time. The Board shall perform an annual review of Executive’s compensation based on Executive’s performance of Executive’s duties and the Company’s other compensation policies, provided that Executive’s Base Salary shall not be reduced without Executive’s consent unless such reduction is part of a comparable overall reduction for members of senior management. The term Base Salary shall include any changes to the Base Salary from time to time.
          2.2 Bonus Programs. Executive shall be eligible for the following:
           (a) For each calendar year Executive shall be eligible for an annual target bonus in an amount determined by the Compensation Committee of the Board (the “Compensation Committee”) based on Executive’s performance of Executive’s duties and the Company’s other compensation policies (the “Target Bonus”), which Target Bonus for any calendar year shall not be less than 110% of Executive’s Base Salary.

The actual annual bonus to be paid to Executive for a calendar year (the “Annual Bonus”) will be based on Company and Executive performance and the applicable targets will be established within the first 90 days of the year to which the Target Bonus relates. Subject to the terms and conditions of this Agreement, Executive’s right to any bonus payable pursuant to this Section 2.2(a) shall be contingent upon Executive being employed by the Company on the last day of the calendar year for which the bonus is to be paid.
     (b) In 2011, Executive shall be eligible for a long-term incentive award (“LTI Award”) with an aggregate value of no less than 130% and up to 150% of Executive’s Base Salary, at the sole discretion of the Compensation Committee. The LTI Award may be cash-based or equity-based, and may be subject to both time and performance-based criteria, all as determined by the Compensation Committee.
     3. Equity Awards. Executive shall generally be eligible to participate in Huron’s equity plans from time to time, with the amount of any equity awards and the terms and conditions under which they are granted being in the sole discretion of the Compensation Committee based on Executive’s performance of Executive’s duties and the Company’s other compensation policies. Such equity awards shall be subject to the terms of the applicable equity incentive plan of the Company and granting agreement. Subject to terms and conditions established by the Compensation Committee in the first quarter of 2010, Executive shall be entitled to a special equity grant with a total aggregate value of $2,400,000, which special equity grant is anticipated to consist of a combination of restricted stock with a value of not less than $800,000 to be time (and not performance) vested and performance shares and will be made in calendar year 2010.
     4. Benefits and Expenses.
          4.1 Benefits. During the Employment Period, Executive shall be eligible to participate in the various health and welfare benefit plans maintained by the Company for its similarly-situated key management employees from time to time, including but not limited to paid vacation, medical and dental insurance, and disability and life insurance at levels as are provided from time to time to similarly-situated executives of the Company.
          4.2 Business Expenses. During the Employment Period, the Company shall reimburse Executive for all ordinary, necessary and reasonable travel and other business expenses incurred by Executive in connection with the performance of Executive’s duties hereunder, in accordance with the Company policy. Such reimbursement shall be made upon presentation of itemized expense statements and such other supporting documentation as the Company may reasonably require. To the extent that any such reimbursements are taxable to Executive (“Taxable Reimbursements”), such reimbursements shall be paid to Executive only if (a) the expenses are incurred and reimbursable pursuant to a reimbursement plan that provides an objectively determinable nondiscretionary definition of the expenses that are eligible for reimbursement, and (b) the expenses are incurred during the Employment Period. With respect to any Taxable Reimbursements, the amount of the expenses that are eligible for reimbursement during one calendar year may not affect the amount of reimbursements to be provided in any subsequent calendar year, the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and the right to reimbursement of the expenses shall not be subject to liquidation or exchange for any other benefit.
     5. Compensation After Termination.
          5.1 Termination For Cause; Resignation Without Good Reason. If Executive’s employment is terminated by the Company for Cause or if Executive resigns his employment other than for Good Reason during the Employment Period then, except as required by law, the Company shall have no further obligations to Executive (except payment of the Base Salary accrued through the date of said termination), and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants at law or in equity).
          5.2 Termination Without Cause; Resignation For Good Reason.
        (a) If Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason, then, subject to the terms and conditions of this Agreement, Executive shall be entitled to receive the following amounts and benefits:
     (i) Severance pay (“Severance Pay”) in an amount equal to the sum of Executive’s annual Base Salary and the then prevailing Target Bonus, which Severance Pay shall be payable to Executive in a lump sum within sixty (60) days following Executive’s termination of employment;
     (ii) Continuation of medical, dental and vision benefits for twelve (12) months upon the same terms as exist from time to time for active similarly situated executives of the Company, which benefits shall be considered part of, and not in addition to, any coverage required under COBRA;
     (iii) An amount in cash equal to the Annual Bonus that Executive would have earned for the year of termination or resignation had he remained employed for the year in which his termination or resignation occurs based on satisfaction of Company performance targets, multiplied by a fraction, the numerator of which is the number of completed days of employment by Executive (including the date of termination or resignation) during the year of termination or resignation and the denominator of which is 365, which amount will be paid to Executive at the same time that the annual bonus is otherwise payable to the Company’s executives in accordance with the annual bonus plan; and
     (iv) Pro rata vesting of any outstanding equity awards granted to Executive prior to 2010, notwithstanding anything to the contrary that may be delineated in any equity plan or equity award agreement.
        (b) The Company shall have no other obligations under this Section 5.2 or otherwise with respect to Executive’s employment from and after the employment termination date, and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants at law or in equity).

          5.3 Termination Due To Death, Permanent Disability. If Executive’s employment is terminated due to Executive’s Permanent Disability or if Executive dies during the Employment Period, then subject to the terms and conditions of this Agreement (a) Executive or Executive’s estate, as the case may be, shall be entitled to receive, in addition to any amounts Executive may be entitled to receive under the Company’s long-term disability plan or other benefit plans, payment of Base Salary through the date of termination, and (b) Executive and/or Executive’s eligible dependents shall receive continuation of medical, dental and vision benefits upon the same terms as exist immediately prior to the termination of employment for similarly-situated active executives of the Company for the six (6)-month period immediately following the termination of employment (which benefits shall be considered part of, and not in addition to, any coverage required under COBRA). The Company shall have no other obligations under this Section 5.3 or otherwise with respect to Executive’s employment from and after the termination date, and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants at law or in equity).
          5.4 This Section Intentionally Left Blank
          5.5 Change of Control.
     (a) The provisions of Section 5.2 and 5.3 hereof to the contrary notwithstanding but subject to the other terms and conditions of this Agreement, if (i) Executive is terminated by the Company without Cause or Executive resigns his employment for CoC Good Reason (defined below) in either case during the period commencing on a Change of Control and ending on the second anniversary of the Change of Control (such two-year period being the “Protection Period” hereunder), or (ii) Executive reasonably demonstrates that the Company’s termination of Executive’s employment (or event which, had it occurred following a Change of Control, would have constituted CoC Good Reason) prior to a Change of Control was attributable to or intended to facilitate a Change of Control or was at the request of or instigation of a third party who was taking steps reasonably calculated to effect a Change of Control (or otherwise in contemplation of a Change of Control) and a Change of Control actually occurs within twelve (12) months of such termination or resignation of Executive ( a “Qualifying Termination”), then, subject to the terms and conditions of this Agreement, Executive shall be entitled to receive the following payments and benefits:
     (i) an amount in cash equal to Executive’s Target Bonus for the year of termination or resignation multiplied by a fraction, the numerator of which is the number of completed days of employment by Executive (including the date of termination or resignation) during the year of termination or resignation and the denominator of which is 365;
     (ii) an amount in cash equal to two times the sum of Executive’s annual Base Salary and Target Bonus for the year of termination or resignation, and
     (iii) continuation of medical, dental and vision benefits until the second anniversary of the date of such termination or resignation upon the same terms as exist for Executive immediately prior to the termination or resignation date

(which benefits shall be considered part of, and not in addition to, any coverage required under COBRA).
Following any termination or resignation of Executive’s employment pursuant to this Section 5.5, the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants and any restrictive covenants set forth in any plan, award and agreement applicable to Executive, at law or in equity). Subject to Executive’s execution of the Release described in Section 5.6, the payments described in clauses (i) and (ii) (“Change of Control Severance Pay”) shall be paid in a lump sum within sixty (60) days following Executive’s termination or resignation of employment (or, in the case of a Qualifying Termination that occurs prior to the Change of Control, within sixty (60) days following the Change of Control). If the Qualifying Termination occurs prior to a Change of Control, in addition to the benefits described in clause (iii) of this Section 5.5(a), Executive shall be paid a lump sum cash payment equal to the difference between (I) the applicable premium paid by Executive for continuation of medical benefits under COBRA from the date of the Qualifying Termination through the date of the Change of Control (the “Pre-CIC Coverage Period”) and (II) the amount of the applicable premium that would have been paid by Executive for continuation of medical benefits during the Pre-CIC Coverage Period had the provisions of Section 5.5(a)(iii) been given effect from the date of the Qualifying Termination, which payment shall be made in a lump sum within sixty (60) days following the Change of Control. If (and to the extent) that the benefits provided pursuant to Section 5.5(a)(iii) are taxable to Executive and are subject to Section 409A of the Code, the amount of the expenses that are eligible for reimbursement during one calendar year may not affect the amount of reimbursements to be provided in any subsequent calendar year, the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and the right to reimbursement of the expenses shall not be subject to liquidation or exchange for any other benefit.
     (b) Payments and benefits under Section 5.5(a) shall not be subject to mitigation or offset, except that medical benefits may be offset by comparable benefits obtained by Executive in connection with subsequent employment. Nothing in this Section 5.5 is intended to result in duplication of benefits provided by other provisions of this Agreement.
     (c) Anything set forth in any equity plan, equity award or any other provision of this Agreement between the Company and Executive to the contrary notwithstanding, all of Executive’s outstanding equity grants that were awarded at or prior to the time of the Change of Control shall fully vest upon the occurrence of a Qualifying Termination.
     (d) The Change of Control Severance Pay shall be in lieu of the Severance Pay otherwise for a termination under Section 5.2 of this Agreement and any other plan or agreement of the Company, whether adopted before or after the date hereof, which provides severance payments or benefits. For the avoidance of doubt, Executive shall not be entitled to payments and benefits under both this Section 5.5 and any other provision of this Section 5 as the result of his termination of employment.

     (e) If it is determined that any amount, right or benefit paid or payable (or otherwise provided or to be provided) to Executive by the Company or any of its affiliates under this Agreement or any other plan, program or arrangement under which Executive participates or is a party (collectively, the “Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, as amended from time to time (the “Excise Tax”), then the amount of the Payments payable to Executive under this Agreement shall be reduced (a “Reduction”) to the extent necessary so that no portion of such Payments payable to Executive is subject to the Excise Tax.
     All determinations required to be made under this Section 5.5(e) and the assumptions to be utilized in arriving at such determination, shall be made by an independent, nationally recognized accounting firm mutually acceptable to the Company and Executive (the “Auditor”); provided that in the event a Reduction is required, Executive may determine which Payments shall be reduced in order to comply with the provisions of Section 5.5(e). The Auditor shall promptly provide detailed supporting calculations to both the Company and Executive following any determination that a Reduction is necessary. All fees and expenses of the Auditor shall be paid by the Company. All determinations made by the Auditor shall be binding upon the Company and Executive.
     (f) For purposes of this Agreement, the term “Change of Control” shall be deemed to have occurred upon the first to occur of the following events:
     (i) any Person becomes the Beneficial Owner, directly or indirectly, of common stock or voting securities of Huron (not including in the amounts beneficially owned by such Person any common stock or voting securities acquired directly from Huron or its Affiliates) representing 40% or more of the combined voting power of Huron’s then outstanding securities; or
     (ii) there is consummated a merger or consolidation of Huron or any direct or indirect subsidiary of Huron with any Person, other than (A) a merger or consolidation which would result in the voting securities of Huron outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of Huron or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, (B) a merger or consolidation effected to implement a recapitalization of Huron (or similar transaction) after which no Person other than existing security holders is or becomes the Beneficial Owner, directly or indirectly, of securities of Huron (not including in the amount Beneficially Owned by such Person any common stock or voting securities acquired directly from Huron or its Affiliates) representing 50% or more of the combined voting power of Huron’s then outstanding securities, or (C) a merger or consolidation of a subsidiary of Huron that does not represent a sale of all or substantially all of the assets of Huron; or

     (iii) the shareholders of Huron approve a plan of complete liquidation or dissolution of Huron (except for a plan of liquidation or dissolution effected to implement a recapitalization of Huron addressed in (ii) above); or
     (iv) there is consummated an agreement for the sale or disposition of all or substantially all of the assets of Huron to a Person, other than a sale or disposition by Huron of all or substantially all of the assets of Huron to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Huron.
     Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Huron immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Huron immediately following such transaction or series of transactions.
     For purposes of this Change of Control definition, (I) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, (II) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, (III) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (w) Huron or any of Huron’s direct or indirect subsidiaries, (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (y) an underwriter temporarily holding securities pursuant to an offering of such securities, or (z) a corporation owned, directly or indirectly, by the stockholders of Huron in substantially the same proportions as their ownership of stock of Huron and (IV) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
     (g) For purposes of this Section 5.5 (and distinguished from “Good Reason” provided under certain other circumstances under the Agreement), the term “CoC Good Reason” means the occurrence of any of the following within the twenty-four (24) month period following a Change of Control (or prior to a Change of Control in connection with a Qualifying Termination) without the express written consent of Executive:
     (i) any material breach by the Company of the Agreement;
     (ii) any material adverse change in the status, responsibilities or position of Executive;
     (iii) any material reduction in Base Salary or Target Bonus, other than in connection with an across-the-board reduction in Base Salaries applicable in like proportions to all similarly situated executives of the Company and any direct or indirect parent of the Company;
     (iv) assignment of duties to Executive that are materially inconsistent with Executive’s position and responsibilities described in this Agreement, including, specifically, assignment of a position other than as Chief Executive

Officer of the ultimate parent surviving company surviving the Change of Control; and
     (v) requiring Executive to be principally based at any office or location more than seventy five (75) miles from the current offices of the Company in Chicago, Illinois.
     Notwithstanding the foregoing provisions of this paragraph (g), Executive’s termination of employment shall be considered to be on account of CoC Good Reason only if (A) an event or condition occurs which satisfies the foregoing provisions of this Section 5.5(g), (B) Executive provides the Company with written notice pursuant to Section 10.5 that he intends to resign for CoC Good Reason and such written notice includes (I) a designation of at least one of Section 5.5(g)(i)-(v) (the “Designated Sections”) which Executive believes is the basis for CoC Good Reason, and (II) specifically describes the events or conditions Executive is relying upon to satisfy the requirements of the Designated Sections, (C) as of the thirtieth (30th) day following the Company’s receipt of such notice from Executive, such events or conditions have not been corrected in all material respects, and (D) Executive resigns his employment within sixty (60) days after the date on which Executive first has actual knowledge of the events or conditions upon which Executive relies upon to satisfy any of the Designated Sections.
          5.6 General Release. Executive acknowledges and agrees that Executive’s right to receive severance pay and other benefits (including post-termination equity vesting) pursuant to Section 5.2 and 5.5 of this Agreement (collectively, the “Severance Benefits”) is contingent upon Executive’s compliance with the covenants, representations, warranties and agreements set forth in Section 6 of this Agreement and, except for those payments and benefits required to be made or provided by law or pursuant to the express terms of a benefit plan or pursuant to the express terms of this Agreement without a Release (and other than those benefits to be provided upon death), such Severance Benefits shall be conditioned upon Executive’s execution and acceptance of the terms and conditions of, and the effectiveness of, a general release in the standard form used by the Company at the time of Executive’s termination of employment. (the “Release”); provided, however, that such Release shall not require Executive to relinquish any rights or claims that (a) arise after his execution of the Release, (b) relate to indemnification or liability insurance pursuant to the Company’s insurance plans, bylaws or applicable law, or (c) cannot be waived by law. If Executive fails to comply with the covenants set forth in Section 6 or if Executive fails to execute the Release or revokes the Release during the seven (7)-day period following his execution of the Release, then Executive shall not be entitled to any Severance Benefits. The Company shall provide Executive with the Release within five (5) days following his termination of employment (or, in the case of any benefits relating to a Qualifying Termination occurring prior to a Change of Control, within five (5) days following the Change of Control).
     6. Restrictive Covenants and Agreements.
          6.1 Executive’s Acknowledgment. Executive agrees and acknowledges that in order to assure the Company that it will retain its value and that of the Business as a going concern, it is necessary that Executive not utilize special knowledge of the Business and its relationships with customers to compete with the Company. Executive further acknowledges that:
     (a) the Company is and will be engaged in the Business during the Employment Period and thereafter;
     (b) Executive will occupy a position of trust and confidence with the Company, and during the Employment Period, Executive will become familiar with the Company’s trade secrets and with other proprietary and Confidential Information concerning the Company and the Business;
     (c) the agreements and covenants contained in this Section 6 and Sections 7, 8 and 9 are essential to protect the Company and the confidentiality of its Confidential Information (defined below) and near permanent client relationships as well as goodwill of the Business and compliance with such agreements and covenants will not impair Executive’s ability to procure subsequent and comparable employment; and
     (d) Executive’s employment with the Company has special, unique and extraordinary value to the Company and the Company would be irreparably damaged if Executive were to provide services to any person or entity in violation of the provisions of this Agreement.
          6.2 Confidential Information. As used in this Section 6, “Confidential Information” shall mean the Company’s trade secrets and other non-public information relating to the Company or the Business, including, without limitation, information relating to financial statements, customer identities, potential customers, employees, suppliers, acquisition targets, servicing methods, equipment, programs, strategies and information, analyses, marketing plans and strategies, profit margins and other information developed or used by the Company in connection with the Business that is not known generally to the public or the industry and that gives the Company an advantage in the marketplace. Confidential Information shall not include any information that is in the public domain or becomes known in the public domain through no wrongful act on the part of Executive. Executive agrees to deliver to the Company at the termination of Executive’s employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the Business or the Company or other forms of Confidential Information which Executive may then possess or have under Executive’s control.
          6.3 Non-Disclosure. Executive agrees that during employment with the Company and thereafter, Executive shall not reveal to any competitor or other person or entity (other than current employees of the Company) any Confidential Information regarding Clients (as defined herein) that Executive obtains while performing services for the Company. Executive further agrees that Executive will not use or disclose any Confidential Information of the Company, other than in connection with Executive’s work for the Company, until such information becomes generally known in the industry through no fault of Executive.
          6.4 Non-Solicitation of Clients. Executive acknowledges that Executive will learn and develop Confidential Information relating to the Company’s Clients and relating to the Company’s servicing of those Clients. Executive recognizes that the Company’s relationships with its Clients are extremely valuable to it and that the protection of the Company’s relationships with its Clients is essential.
     Accordingly, and in consideration of the Company’s employment of Executive and the various benefits and payments provided in conjunction therewith, Executive agrees that during the Employment Period and for the longer period (“Restricted Period”) thereafter of (i) the period for which Executive is entitled to receive severance payments under Section 5.2(a)(i) or, if applicable, Section 5.5(a)(ii), or (ii) twelve (12) months following any termination of employment with the Company, Executive will not, whether or not Executive is then self-employed or employed by another, directly or through another, provide services that are the same or similar to those services offered for sale and/or under any stage of development by the Company at the time of Executive’s termination, to any Client of the Company whom Executive:
     (a) obtained as a Client for the Company; or
     (b) consulted with, provided services for, or supervised the provision of services for during the twelve (12) month period immediately preceding termination of Executive’s employment; or
     (c) submitted or assisted in the submission of a proposal for the provision of services during the six (6) month period immediately preceding termination of Executive’s employment.
     “Client” shall mean those persons or firms for whom the Company has either directly or indirectly provided services within the twenty-four (24)-month period immediately preceding termination of Executive’s employment and therefore includes both the referral source or entity that consults with the Company and the entity to which the consultation related. “Client” also includes those persons or firms to whom Executive has submitted a proposal (or assisted in the submission of a proposal) to perform services during the six (6) month period immediately preceding termination of Executive’s employment. For the avoidance of doubt, for purposes of determining the Restricted Period, the period for which Executive is entitled to receive severance payments shall be determined based on the period of Base Salary that is to be paid to Executive as severance payments, regardless of the period over which the severance pay is actually paid.
          6.5 Non-Interference with Relationships. Executive shall not at any time during the Restricted Period directly or indirectly solicit, induce or encourage (a) any executive or employee or other personnel (including contractors) of the Company, or (b) any customer, Client, supplier, lender, professional advisor or other business relation of the Company to leave, alter or cease his/her/its relationship with the Company, for any reason whatsoever. Executive shall not hire or assist in the hiring of any executive or employee or other personnel (including contractors) of the Company for that same time period, whether or not Executive is then self-employed or employed by another business. Executive shall not at any time directly or indirectly make disparaging remarks about the Company.
          6.6 Noncompetition. While Executive is employed by the Company, and for the Restricted Period after Executive’s termination of employment with the Company (whether at the end of the Employment Period or thereafter) for any reason, Executive agrees that he will not directly or indirectly engage in, assist, perform services for, establish or open, or have any equity interest (other than ownership of 5% or less of the outstanding stock of any corporation listed on any securities exchange) in any person, firm, corporation, or business entity (whether as an employee, officer, director, agent, security holder, creditor, consultant, or otherwise) that engages in the Businesses; provided, however, that for any periods after Executive’s termination of employment with the Company, the Businesses shall include only those businesses that were conducted as part of the Businesses at the time of Executive’s termination of employment.
          6.7 Modification. If any court of competent jurisdiction shall at any time deem that the term of any Restrictive Covenant is too lengthy, or the scope or subject matter of any Restrictive Covenant exceeds the limitations imposed by applicable law, the parties agree that provisions of Sections 6.3, 6.4, 6.5 and 6.6 shall be amended to the minimum extent necessary such that the provision is enforceable or permissible by such applicable law and be enforced as amended.
          6.8 Representations and Warranties. Executive has made full disclosure to the Company concerning the existence of, and delivered copies of any documents relating to, any contractual arrangement (including, but not limited to, any non-compete or non-solicitation agreement) that Executive has with any current or former employer which agreement purports to be in effect as of the Effective Date or the dates of Executive’s intended employment with the Company (other than the Prior Agreement). Executive represents, warrants and covenants to the Company that (a) Executive is not a party to or bound by any employment agreement, noncompete, nonsolicitation (of customers or employees), nondisturbance (of customers, employees or vendors), or confidentiality agreement with any previous employer or any other person or entity that would be violated by Executive’s acceptance of this position or which would interfere in any material respect with the performance of Executive’s duties with the Company, and (b) that Executive will not use any confidential information or trade secrets of any person or party other than the Company in connection with the performance of Executive’s duties with the Company (except as may be permitted pursuant to non-disclosure agreements with clients).
     7. Ownership of Intellectual Property. All intellectual property, ideas, inventions, writings, software and Confidential Information created or conceived by Executive alone or with others while employed with the Company that relate to the Company’s business or clients or work assigned to Executive by the Company (collectively, “Materials”) constitute “work made for hire” and are the exclusive property of the Company. If for any reason any Materials cannot legally constitute a “work made for hire,” then this Agreement shall operate as an irrevocable assignment and agreement to assign to the Company all right, title and interest in such Materials. Executive will promptly disclose to the Company in writing all Materials developed during his employment with the Company, and Executive will execute such documents as may be necessary to evidence his assignment(s) of all right, title and interest in Materials to the Company. If Executive claims ownership in any intellectual property, ideas or inventions that predate his employment with the Company, then Executive will disclose such claims in writing to the Company’s Human Resources Department before commencing any work for the Company.
     8. Effect on Termination. If, for any reason, this Agreement shall terminate or Executive’s employment with the Company shall terminate, then, notwithstanding such termination, those provisions contained in this Section 8 and Sections 6, 7, 9 and 10 hereof shall survive and thereafter remain in full force and effect.

     9. Remedies.
          9.1 Non-Exclusive Remedy for Restrictive Covenants. Executive acknowledges and agrees that the covenants set forth in Sections 6.3, 6.4, 6.5 and 6.6 of this Agreement (collectively, the “Restrictive Covenants”) are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of the Restrictive Covenants, and that in the event of Executive’s actual or threatened breach of any such Restrictive Covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by Executive of any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages or the posting of bond. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.
          9.2 Arbitration. Except as set forth in Section 9.1, any controversy or claim arising out of or related to (i) this Agreement, (ii) the breach thereof, (iii) Executive’s employment with the Company or the termination of such employment, or (iv) Employment Discrimination, shall be settled by arbitration in Chicago, Illinois before a single arbitrator administered by the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes, amended and restated effective as of January 1, 2004 (the “Employment Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, Rule R-34 of the AAA’s Commercial Arbitration Rules amended and restated effective as of September 1, 2007 (instead of Rule 27 of the Employment Rules) shall apply to interim measures. References herein to any arbitration rule(s) shall be construed as referring to such rule(s) as amended or renumbered from time to time and to any successor rules. References to the AAA include any successor organization. “Employment Discrimination” means any discrimination against or harassment of Executive in connection with Executive’s employment with the Company or the termination of such employment, including any discrimination or harassment prohibited under federal, state or local statute or other applicable law, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disability Act or any similar federal, state or local statute.
          9.3 Prevailing Party. In any lawsuit, arbitration or other proceeding arising from this Agreement, the non-prevailing party shall pay the reasonable attorneys’ fees, expert fees and other reasonable costs and expenses of the prevailing party.
     10. Miscellaneous.
          10.1 Assignment. Executive may not assign any of Executive’s rights or obligations hereunder without the written consent of the Company. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In connection with a Change of Control, the Company shall cause a successor to the Company to explicitly assume and agree to be bound by this Agreement and any such successor shall explicitly assume and agree to be bound by this Agreement.

          10.2 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity and without invalidating the remainder of this Agreement.
          10.3 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.
          10.4 Descriptive Headings; Interpretation. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.
          10.5 Notices. All notices, demands or other communications to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally to the recipient, (b) sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (c) transmitted by telecopy to the recipient with a confirmation copy to follow the next day to be delivered by overnight carrier. Such notices, demands and other communications shall be sent to the addresses indicated below:

To the Company:	Huron Consulting Group Inc.
550 West Van Buren Street
Chicago, IL 60607
Attention: Mary Sawall
Facsimile: (312) 583-8701

To Executive:	James H. Roth
145 Melrose Avenue
Kenilworth, IL 60043
or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. The date in which such notice shall be deemed given shall be (w) the date of receipt if personally delivered, (x) three (3) business days after the date of mailing if sent by certified or registered mail, (y) one business day after the date of delivery to the overnight courier if sent by overnight courier or (z) the next business day after the date of transmittal by telecopy.
          10.6 Preamble; Preliminary Recitals. The Preliminary Recitals set forth in the Preamble hereto are hereby incorporated and made part of this Agreement.
          10.7 Taxes. All compensation payable to Executive from the Company shall be subject to all applicable withholding taxes, normal payroll withholding and any other amounts required by law to be withheld.
          10.8 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement sets forth the entire understanding of the parties, and supersedes and preempts all prior oral or written understandings and agreements with respect to the subject matter hereof, including the Prior Agreement, as amended.
          10.9 Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Illinois without giving effect to provisions thereof regarding conflict of laws.
          10.10 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.
          10.11 Amendment and Waivers. Any provisions of the Agreement may be amended or waived only with the prior written consent of the Company and Executive.
          10.12 Additional Section 409A Provisions. Notwithstanding any provision contained in this Agreement to the contrary, if (a) any payment hereunder is subject to Section 409A of the Code, (b) such payment is to be paid on account of Executive’s separation from service (within the meaning of Section 409A of the Code), and (c) Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B) of the Code), then such payment shall be delayed, if necessary, until the first day of the seventh month following Executive’s separation from service (or, if later, the date on which such payment is otherwise to be paid under this Agreement). With respect to any payments hereunder that are subject to Section 409A of the Code and that are payable on account of a separation from service, the determination of whether Executive has had a separation from service shall be determined in accordance with Section 409A of the Code. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled in connection with termination of employment comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believes, at any time, that any such benefit or right does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A of the Code (with the most limited possible economic effect on Executive and on the Company). Neither the Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A of the Code, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409Aof the Code, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates written below.

COMPANY:

HURON CONSULTING GROUP INC.

By:	/s/ John S. Moody
Its:	Chair, Compensation Committee
Date:	January 12, 2010

NAME

/s/ James H. Roth

James H. Roth

(print name)

January 12, 2010

Date